EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
January 25, 2007

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
Mark A. Semanie, Executive Vice President & CFO	410-427-3715

BAY NATIONAL CORPORATION REPORTS
FOURTH QUARTER 2006 EARNINGS

BALTIMORE, MD (January 25, 2007) Bay National Corporation (Nasdaq:BAYN), the bank holding company for Bay National Bank, today reported that fourth quarter 2006 pre-tax income rose 85.1% to $872 thousand as compared to $471 thousand for the fourth quarter of 2005. After-tax net income per diluted share for the fourth quarter of 2006 was $0.24 as compared to $0.56 per diluted share earned in the fourth quarter of 2005 (prior to reaching taxpayer status). “For clarification purposes, pre-tax earnings are highlighted throughout this release because the company recognized an income tax benefit of $655,000 in 2005 and income tax expense of $1.7 million in 2006” noted Hugh W. Mohler, Chairman & CEO.

“For the twelve months ended December 31, 2006, pre-tax income rose 96.6% from the year ended December 31, 2005 to $4.1 million. Records were achieved in key balance sheet areas with total assets at December 31, 2006 reaching a new milestone of $254.8 million, a 21.4% year-over-year increase, and stockholders’ equity reaching $18.8 million, an increase of $2.6 million, or 16.2%, from December 31, 2005 to December 31, 2006. Core deposits, a measure of stable funding sources, rose 33.5% year-over-year to $189.4 million at December 31, 2006” Mr. Mohler stated.

Asset quality remained solid with no charge-offs during the fourth quarter and no non-accrual loans at year-end 2006. The book value per share year-over-year grew 15.6% to $9.74 at December 31, 2006 and the per share market price of the common stock at the close of the fourth quarter was $19.20.

Mr. Mohler commented, “Margins remained strong, as compared to peer banking institutions, in spite of the inverted yield curve during the last six months of 2006 wherein the benchmark two-year rates were higher than ten-year rates. This remains an industry-wide challenge.”

“During 2006, we continued to invest in excellent people with the addition of seasoned and highly-respected executives, Richard J. Oppitz and Richard C. Springer. We also made significant charitable contributions to both the Baltimore and Salisbury Community Foundations, as an investment in the health of our communities remains a top priority. We believe these expenditures provide a strong foundation for continued growth and success” Mr. Mohler concluded.

Bay National Bank was founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals. Bay National Bank believes that it now occupies a unique niche in the banking industry. It also believes that it has positioned itself between the much larger banks, whose size and bureaucracy can preclude them from delivering exceptional and responsive service, and between much smaller banks, which may not be able to deliver the full range of products and services sought by growing businesses and sophisticated customers.

Bay National Corporation has two full-service banking offices—Baltimore and Salisbury, Maryland. It offers a complete range of commercial, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology. Such statements, specifically regarding Bay National Corporation’s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF DECEMBER 31, 2006 and 2005
(dollars in thousands, except per share data)

	2006	2005
Total assets	$254,805	$209,966
Cash and due from banks	2,348	1,461
Federal funds sold and other overnight investments	31,550	6,033
Investment securities available for sale	698	1,540
Other equity securities	1,117	794
Loans, net	214,841	196,590
Deposits	224,149	182,573
Short-term borrowings	1,545	1,444
Subordinated Debt	8,000	8,000
Stockholders’ equity	18,842	16,214

Common shares outstanding	1,935,369	1,924,436
Book value per share	$9.74	$8.43
Ratio of interest earning assets to interest bearing liabilities	126.40%	126.38%
Stockholders’ equity as a percentage of assets	7.39%	7.72%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR THE YEAR ENDED DECEMBER 31, 2006 and 2005

Weighted average yield/rate on:	2006	2005
Loans	9.12%	7.46%
Investments and interest bearing cash balances	3.79%	2.27%
Interest bearing liabilities	4.31%	2.96%
Net interest spread	4.40%	4.12%
Net interest margin	5.27%	4.74%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE PERIODS ENDED DECEMBER 31, 2006 and 2005
(dollars in thousands, except per share data)

	Three Months Ended December 31		Year Ended December
	2006	2005	2006	2005
Interest income	$5,398	$3,995	$19,781	$12,983
Interest expense	2,227	1,367	7,823	4,294
Net interest income	3,171	2,628	11,958	8,689
Provision for credit losses	75	646	203	1,179
Net interest income after provision for credit losses	3,096	1,982	11,755	7,510
Non-interest income	176	211	777	750
Non-interest expenses	2,400	1,722	8,424	6,171
Income before income taxes	872	471	4,108	2,089
Income tax expense (benefit)	393	(655)	1,678	(655)
Net income	$479	$1,126	$2,430	$2,744

PER COMMON SHARE
Basic net income per share	$.25	$.59	$1.25	$1.43
Diluted net income per share	$.24	$.56	$1.20	$1.37
Average shares outstanding (Basic)	1,947,076	1,924,436	1,938,110	1,922,580
Average shares outstanding (Diluted)	2,025,266	2,012,969	2,018,209	2,002,225

STOCK PRICE
High	$20.54	$23.00	$23.00	$23.00
Low	$18.53	$18.80	$17.90	$13.20
Close	$19.20	$21.00	$19.20	$21.00

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	December 31, 2006	December 31, 2005
Total deposits	$224,149	$182,573
National market certificates of deposit	(29,587)	(33,765)
Variable balance accounts (1 customer as of December 31, 2006 and 3 customers as of 2005)	(8,198)	(11,982)
Portion of variable balance accounts considered to be core	3,000	5,000
Core deposits	$189,364	$141,826

Calculation of diluted income before income taxes per share:	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Diluted net income per share	$.24	$.56	$1.20	$1.37
Income tax expense (benefit) per share	.19	(.33)	.83	(.33)
Diluted income before income taxes per share	$.43	$.23	$2.03	$1.04

PER COMMON SHARE
Average shares outstanding (Basic)	1,947,076	1,924,436	1,938,110	1,922,580
Average shares outstanding (Diluted)	2,025,266	2,012,969	2,018,209	2,002,225